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                                   EXHIBIT 11


                         BACK BAY RESTAURANT GROUP, INC.
                                AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE
                      (in thousands, except per share data)


                                                     13 WEEKS ENDED
                                             MARCH 30, 1997    MARCH 31, 1996
                                             --------------    --------------


Net loss                                        $   (89)          $  (324)
                                                =======           =======

Weighted average number of common
  shares outstanding                              3,434             3,434

Add

Weighted average number of common
  equivalent shares outstanding                       -                 2
                                                -------           -------
Weighted average number of common
  and common equivalent shares
  outstanding                                     3,434             3,436
                                                =======           =======

Net loss per share                              $  (.03)          $  (.09)
                                                =======           =======

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